Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2018 Second Quarter Results

  Second Quarter Net Sales Increased 35% Driven By The Acquisition Of Kate Spade And Organic Growth
  Second Quarter Operating Income Grew 25% On A GAAP Basis And 40% On A Non-GAAP Basis
  Raises Fiscal 2018 Earnings Guidance

NEW YORK--(BUSINESS WIRE)--February 6, 2018--Tapestry, Inc. (NYSE:TPR) (SEHK:6388), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported second quarter results for the period ended December 30, 2017.

Victor Luis, Chief Executive Officer of Tapestry, Inc., said “Our second quarter performance exceeded our expectations, driven by a return to growth for Coach, sales gains at Stuart Weitzman and the contribution of Kate Spade as we continued to make progress on the brand’s integration. Importantly, Coach comparable store sales rose globally, led by outperformance in North America, reflecting our strong holiday offering and improved inventory mix, all supported by festive marketing campaigns. In addition to the top line gains, we drove significant operating income growth on better-than-expected profitability metrics, notably gross margin, while expenses were well controlled and also benefitted from timing shifts.”

“We have been especially pleased with the key appointments announced during the second quarter, including strengthening our Coach leadership team with the additions of Laura Dubin-Wander as President, North America and Fredrick Malm as President, Europe & International Wholesale. At Kate Spade, we were delighted to name Nicola Glass as the brand’s new Creative Director.”

“We are also thrilled to announce several important business development initiatives, which will allow each of our brands to assume greater direct control over their international distribution. To that end, we have now taken operational control of the Kate Spade joint ventures, for Mainland China, Hong Kong, Macau and Taiwan. We also entered into a purchase agreement to acquire the Stuart Weitzman business in Northern China from our distributor. These transactions are in keeping with our strategic priority to maximize the opportunity with Chinese consumers globally across our brands. In addition, we are excited to announce the buyback of the Coach business in Australia and New Zealand from our distributor, with an expected closing in the third fiscal quarter. As a result, we will be creating a Tapestry hub and center of excellence in Sydney to drive growth across our portfolio, further unlocking the value of a multi-brand operating model.”

Mr. Luis continued, “Importantly, given our strong year-to-date financial performance, we expect that we will be able to fund these strategic actions while maintaining our operating income growth targets for the year. In addition, in January, we used excess cash to pay down $1.1 billion in debt, increasing our financial flexibility and reducing our interest expense. Taken together with the anticipated benefits from a lower tax rate, we expect to drive strong double-digit adjusted earnings growth and exceed the annual earnings guidance we set out for Tapestry at the beginning of the fiscal year.”

Tax Legislation:

On December 22, 2017, the U.S. President signed into law “H.R.1”, formerly known as the “Tax Cuts and Jobs Act” (the “Tax Legislation”), which significantly revises the U.S. tax code. The revisions most impactful to the Company are (i) the reduction of the corporate income tax rate from 35% to 21%, and its impact on the current and deferred tax provision and related accounts, most notably the re-measurement of the Company’s deferred tax assets and liabilities, (ii) the implementation of a territorial tax system, (iii) the imposition of a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, and (iv) the introduction of a new tax regime requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations (known as “GILTI”).

The Company expects its reported provision for income taxes to increase in fiscal 2018 primarily driven by the revisions noted above, and in particular, two one-time items. The one-time items are the transition tax on foreign earnings deemed to be repatriated of $315 million, net of the re-measurement benefit of the net deferred tax liabilities of approximately $102 million, or $213 million in the aggregate. On a non-GAAP basis, excluding the one-time items noted, the transition tax and the re-measurement of deferred tax assets and liabilities, the Company estimates that its fiscal year 2018 tax rate will be reduced by approximately 5% due primarily to the lower U.S. corporate tax rate. This provision excludes any impact associated with GILTI, as GILTI does not affect the Company until fiscal year 2019.

These amounts reflect the Company’s provisional estimate and are subject to adjustment as future guidance becomes available, additional facts become known or estimation approaches are refined. Additionally, there are certain provisions of the new legislation that are not applicable to the Company until fiscal 2019, and therefore, any impact associated with these provisions are not included in the Provision for income taxes for the quarter ended December 30, 2017.

Second Quarter 2018 Non-GAAP Reconciliation Items:

The Company recorded the following on a reported basis:

  Tax Legislation: an increase in provision for income taxes of $194 million as a result of the one-time transition tax on foreign earnings deemed to be repatriated of approximately $296 million, partially offset by the re-measurement of deferred tax assets and liabilities resulting from the federal rate reduction of approximately $102 million.
  Integration and Acquisition Costs: pre-tax charges of approximately $61 million, which primarily relate to the purchase and integration of Kate Spade. These costs consist of the normal limited life purchase accounting adjustments, costs related to contractual agreements with certain Kate Spade executives, severance as a result of integration and professional fees.
  Operational Efficiency Plan: pre-tax charges of approximately $4 million, primarily related to technology infrastructure costs.

During the second quarter of 2018, these items decreased the Company’s reported net income by $243 million or about $0.85 per diluted share in the second quarter.

Overview of Second Quarter 2018 Tapestry, Inc. Results:

Fiscal 2018 second quarter performance includes the contribution of Kate Spade, which the Company acquired on July 11, 2017 and therefore is not included in the prior year results.

  Net sales totaled $1.79 billion for the second fiscal quarter as compared to $1.32 billion in the prior year, an increase of 35% on both a reported and constant currency basis.
  Gross profit totaled $1.18 billion on a reported basis, while gross margin for the quarter was 66.0% on a reported basis compared to 68.6% in the prior year. On a non-GAAP basis, gross profit totaled $1.20 billion, while gross margin was 67.0% as compared to 68.6% in the prior year.
  SG&A expenses totaled $831 million on a reported basis and represented 46.6% of sales compared to 47.6% in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $785 million and represented 44.0% of sales as compared to 46.3% in the year-ago period.
  Operating income for the quarter was $346 million on a reported basis, while operating margin was 19.4% versus 21.0% in the prior year. On a non-GAAP basis, operating income was $411 million, an increase of 40% versus prior year, while operating margin was 23.0% versus 22.3% in last year’s second quarter.
  Net interest expense was $22 million in the quarter as compared to $5 million in the year ago period.
  Net income for the quarter was $63 million on a reported basis, with earnings per diluted share of $0.22. This compared to reported net income of $200 million with earnings per diluted share of $0.71 in the prior year period. On a non-GAAP basis, net income for the quarter totaled $306 million, with earnings per diluted share of $1.07. This compared to non-GAAP net income of $211 million with earnings per diluted share of $0.75 in the prior year period. The tax rate for the quarter was 80.5% and 21.3% on a reported and non-GAAP basis, respectively, reflective of the impact of the tax legislation changes, as noted. This compared to a tax rate of 26.6% and 27.0% in the prior year on a reported and non-GAAP basis, respectively.

Second fiscal quarter results in each of the Company’s reportable segments were as follows:

Coach Second Quarter of 2018 Results:

  Net sales for Coach totaled $1.23 billion for the second fiscal quarter as compared to $1.20 billion in the prior year, an increase of 2% on a reported and constant currency basis. Global comparable store sales rose 3%, including a benefit of approximately 100 basis points driven by an increase in global e-commerce.
  Gross profit for Coach totaled $846 million on a reported and non-GAAP basis. Gross margin for the quarter was 68.8%, including approximately 10 basis points of pressure from currency. This compared to gross margin of 69.0% in the prior year period on both a reported and non-GAAP basis.
  SG&A expenses totaled $485 million for Coach and represented 39.4% of sales compared to 40.9% in the year-ago quarter on a reported and non-GAAP basis.
  Operating income for Coach was $361 million, while operating margin was 29.4% versus 28.1% in the prior year, both on a reported and non-GAAP basis.

Kate Spade Second Quarter of 2018 Results:

  Net sales for Kate Spade totaled $435 million, reflecting, in part, the strategic pullback in wholesale disposition and online flash sales. Global comparable store sales declined 7%, including the negative impact of approximately 400 basis points from a decline in global e-commerce.
  Gross profit for Kate Spade totaled $258 million on a reported basis, while gross margin for the period was 59.4%. On a non-GAAP basis, gross profit was $275 million, while gross margin was 63.3%.
  SG&A expenses for Kate Spade were $213 million on a reported basis and represented 48.9% of sales. On a non-GAAP basis, SG&A expenses were $183 million and represented 42.1% of sales.
  Operating income for Kate Spade was $45 million on a reported basis, representing an operating margin of 10.5%. On a non-GAAP basis, operating income totaled $92 million, while operating margin was 21.2%.

Stuart Weitzman Second Quarter of 2018 Results:

  Net sales for Stuart Weitzman totaled $121 million for the second fiscal quarter compared to $118 million reported in the same period of the prior year, an increase of 2%.
  Gross profit for Stuart Weitzman totaled $73 million on a reported basis, while gross margin for the quarter was 60.8% on a reported basis compared to 64.3% in the prior year. On a non-GAAP basis, gross profit totaled $75 million, while gross margin was 61.9% as compared to 64.4% in the prior year.
  SG&A expenses for Stuart Weitzman were $52 million on a reported basis and represented 43.1% of sales as compared to 54.1% of sales in the prior year’s second quarter. On a non-GAAP basis, SG&A expenses were $51 million or 42.4% of sales as compared to 45.6% of sales in the prior year.
  Operating income for Stuart Weitzman was $21 million on a reported basis, while operating margin was 17.6% versus 10.2% in the prior year. On a non-GAAP basis, operating income was $24 million or 19.6% of sales versus 18.8% in the prior year.

Mr. Luis added, “As we look forward to the balance of our fiscal year, we are well positioned to drive continued positive comparable store sales for Coach. We’re very excited about the heightened level of innovation we will be delivering across categories and channels as well as the launch of our Spring marketing campaign featuring Selena Gomez. For Stuart Weitzman, Giovanni Morelli’s new creative direction is gaining traction. His first collection of footwear and handbags was very well-received by wholesale partners and the editorial community and we were excited to unveil a new Stuart Weitzman store concept at the brand’s Rodeo Drive flagship this past month. And for Kate Spade, our priority remains integration and executing the strategic initiatives to build the foundation for growth under the creative direction of Nicola Glass in FY19 and beyond.”

“Our first half results have clearly demonstrated the benefits of our diversified multi-brand model, and our ability to invest in talent and innovation. Overall, we remain focused on capitalizing on the opportunities for Tapestry across all of our brands, leveraging our successful experience in global business development, brand-building and best-in-class supply chain. We remain confident in our strategic vision and growth trajectory,” Mr. Luis concluded.

Fiscal Year 2018 Outlook

The following fiscal 2018 guidance is provided on a non-GAAP basis and includes projected Kate Spade results subsequent to the closing of the transaction on July 11, 2017.

The Company continues to expect revenues for fiscal 2018 to increase about 30% versus fiscal 2017, to $5.8 to $5.9 billion, with low-single digit organic growth and the acquisition of Kate Spade adding over $1.2 billion in revenue.

In addition, the Company continues to project operating income growth of 22% to 25% versus fiscal 2017 driven by mid-single-digit organic growth, the acquisition of Kate Spade, and estimated synergies of $30 to $35 million. These synergies are expected to offset in part the reduction in profitability from the strategic and deliberate pullback of Kate Spade wholesale disposition and online flash sales channels. Taken together, the Kate Spade business and resulting synergies are expected to contribute approximately $130 to $140 million to operating income.

Net interest expense is now expected to be $75 to $78 million for the year, while the full year fiscal 2018 tax rate is projected at about 19.5% to 21%. The changes from prior guidance is reflective of the third quarter debt repayment of $1.1 billion and the recent revisions to the U.S. tax code as noted above.

Overall, the Company now projects earnings per diluted share in the range of $2.52-$2.60, an increase of about 17% to 21% for the year, including mid-to-high single digit accretion from the acquisition of Kate Spade.

Fiscal Year 2018 Outlook - Non-GAAP Disclosure:

The company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our integration and acquisition related costs and the Tax Legislation, have not yet occurred or are out of the company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the company has identified the estimated impact of the items excluded from its fiscal 2018 guidance.

This fiscal 2018 non-GAAP guidance excludes (1) expected pre-tax charges of around $10 million attributable to the Company’s Operational Efficiency Plan; (2) estimated pre-tax Integration and Acquisition charges of approximately $40 million related to acquisition fees and approximately $240 to $250 million in integration-related costs (of which approximately $120 to $130 million is estimated to be non-cash), primarily attributable to Kate Spade as the Company continues to fully develop its integration plan and; (3) an expected one-time increase in the provision for taxes of approximately $213 million due to the transition tax on foreign earnings deemed to be repatriated of approximately $315 million and the re-measurement of deferred tax assets and liabilities under the new U.S. tax code of approximately $102 million. The actual amount of the re-measurement and deemed repatriation tax may differ from this estimate due to, among other factors, a change in interpretations of the applicable revisions to the U.S. tax code, changes in assumptions made in developing these estimates, as well as regulatory guidance that may be issued with respect to the applicable revisions to the U.S. tax code.

For the six months ended December 30, 2017, the Company incurred pre-tax charges of $7 million related to the Operational Efficiency Plan, $40 million in acquisition fees and approximately $209 million in integration-related costs. The Company also incurred a $194 million increase in provision for income taxes in the second fiscal quarter due to transition charges related to a tax on foreign earnings deemed to be repatriated and re-measurement of deferred tax assets and liabilities under the new U.S. tax code.

In fiscal 2018, the Company adopted Accounting Standard Update (ASU) 2016-09 for the accounting of employee share-based payments, which was issued by the Financial Accounting Standards Board. This affects the Company’s effective tax rate as certain tax impacts that were previously recorded to equity are now included in income tax expense. Further, because the tax impacts are defined by the company’s stock price when Restricted Stock Units (RSUs) and Performance Restricted Stock Units (PRSUs) vest and when employees exercise their stock options, the timing and the amount of the impact cannot be forecasted.

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, February 6, 2018. Interested parties may listen to the webcast by accessing www.tapestry.com/investors on the Internet or dialing into 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 88865690. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 88865690. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website.

The Company expects to report fiscal 2018 third quarter financial results on Tuesday, May 1, 2018. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR. The Company’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Tax Legislation,” “Fiscal Year 2018 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “moving,” “leveraging,” “capitalizing,” “developing,” “driving,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to drive,” “look forward to,” “to acquire,” “achieve,” “strategic vision,” “growth trajectory” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Six Months Ended December 30, 2017 and December 31, 2016
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Net sales	$1,785.0	$1,321.7	$3,073.9	$2,359.3

Cost of sales	607.6	415.5	1,132.1	738.4

Gross Profit	1,177.4	906.2	1,941.8	1,620.9

Selling, general and administrative expenses	831.0	628.8	1,617.2	1,177.6

Operating income	346.4	277.4	324.6	443.3

Interest expense, net	22.2	5.1	42.7	10.8

Income before provision for income taxes	324.2	272.3	281.9	432.5

Provision for income taxes	261.0	72.6	236.4	115.4

Net income	$63.2	$199.7	$45.5	$317.1

Net income per share:

Basic	$0.22	$0.71	$0.16	$1.13

Diluted	$0.22	$0.71	$0.16	$1.13

Shares used in computing net income per share:

Basic	284.5	280.5	283.8	279.9

Diluted	286.4	281.8	286.5	281.8

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Six Months Ended December 30, 2017 and December 31, 2016
(in millions, except per share data)
(unaudited)

	December 30, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$1,941.8	$—	$(106.8)	$—	$2,048.6

Selling, general and administrative expenses	$1,617.2	$6.6	$142.1	$—	$1,468.5

Operating income	$324.6	$(6.6)	$(248.9)	$—	$580.1

Income before provision for income taxes	$281.9	$(6.6)	$(248.9)	$—	$537.4

Provision for income taxes	$236.4	$(2.1)	$(67.2)	$194.2	$111.5

Net income	$45.5	$(4.5)	$(181.7)	$(194.2)	$425.9

Diluted net income per share	$0.16	$(0.02)	$(0.63)	$(0.68)	$1.49

	December 31, 2016
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$1,620.9	$—	$(0.6)	$1,621.5

Selling, general and administrative expenses	$1,177.6	$10.8	$16.4	$1,150.4

Operating income	$443.3	$(10.8)	$(17.0)	$471.1

Income before provision for income taxes	$432.5	$(10.8)	$(17.0)	$460.3

Provision for income taxes	$115.4	$(2.7)	$(5.0)	$123.1

Net income	$317.1	$(8.1)	$(12.0)	$337.2

Diluted net income per share	$1.13	$(0.03)	$(0.04)	$1.20

(1) Amounts as of December 30, 2017 represent technology infrastructure and organizational efficiency costs. Amounts as of December 31, 2016 represent charges primarily related to organizational efficiency costs, technology infrastructure costs and to a lesser extent, network optimization costs.

(2) Amounts as of December 30, 2017 represent charges primarily attributable to acquisition and integration costs related to the purchase of Kate Spade & Company. These charges include:

- Limited life purchase accounting adjustments
- Professional fees
- Severance and other costs related to contractual payments with certain Kate Spade executives
- Inventory reserves established for the destruction of inventory
- Organizational costs as a result of integration

Amounts as of December 31, 2016 represent charges attributable to acquisition costs and limited life purchase accounting impacts related to the acquisition of Stuart Weitzman Holdings LLC.

(3) Amounts as of December 30, 2017 represent charges due to the transition tax related to foreign earnings deemed to be repatriated and the re-measurement of deferred tax assets and liabilities.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Six Months Ended December 30, 2017 and December 31, 2016
(in millions, except per share data)
(unaudited)

	December 30, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$1,941.8	$—	$(106.8)	$—	$2,048.6

Selling, general and administrative expenses	$1,617.2	$6.6	$142.1	$—	$1,468.5

Operating income	$324.6	$(6.6)	$(248.9)	$—	$580.1

Income before provision for income taxes	$281.9	$(6.6)	$(248.9)	$—	$537.4

Provision for income taxes	$236.4	$(2.1)	$(67.2)	$194.2	$111.5

Net income	$45.5	$(4.5)	$(181.7)	$(194.2)	$425.9

Diluted net income per share	$0.16	$(0.02)	$(0.63)	$(0.68)	$1.49

	December 31, 2016
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$1,620.9	$—	$(0.6)	$1,621.5

Selling, general and administrative expenses	$1,177.6	$10.8	$16.4	$1,150.4

Operating income	$443.3	$(10.8)	$(17.0)	$471.1

Income before provision for income taxes	$432.5	$(10.8)	$(17.0)	$460.3

Provision for income taxes	$115.4	$(2.7)	$(5.0)	$123.1

Net income	$317.1	$(8.1)	$(12.0)	$337.2

Diluted net income per share	$1.13	$(0.03)	$(0.04)	$1.20

(1) Amounts as of December 30, 2017 represent technology infrastructure and organizational efficiency costs. Amounts as of December 31, 2016 represent charges primarily related to organizational efficiency costs, technology infrastructure costs and to a lesser extent, network optimization costs.

(2) Amounts as of December 30, 2017 represent charges primarily attributable to acquisition and integration costs related to the purchase of Kate Spade & Company. These charges include:

- Limited life purchase accounting adjustments
- Professional fees
- Severance and other costs related to contractual payments with certain Kate Spade executives
- Inventory reserves established for the destruction of inventory
- Organizational costs as a result of integration

Amounts as of December 31, 2016 represent charges attributable to acquisition costs and limited life purchase accounting impacts related to the acquisition of Stuart Weitzman Holdings LLC.

(3) Amounts as of December 30, 2017 represent charges due to the transition tax related to foreign earnings deemed to be repatriated and the re-measurement of deferred tax assets and liabilities.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Quarters Ended December 30, 2017 and December 31, 2016
(in millions)
(unaudited)

	December 30, 2017
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		—	(17.0)	(1.4)	—
Gross profit	$1,177.4	$—	$(17.0)	$(1.4)	$—	$1,195.8

SG&A
Integration & Acquisition		—	29.7	0.9	12.4
Operational Efficiency Plan		—	—	—	3.5
SG&A	$831.0	$—	$29.7	$0.9	$15.9	$784.5

Operating income	$346.4	$—	$(46.7)	$(2.3)	$(15.9)	$411.3

	December 31, 2016
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		—	—	(0.2)	—
Gross profit	$906.2	$—	$—	$(0.2)	$—	$906.4

SG&A
Integration & Acquisition		—	—	10.0	3.0
Operational Efficiency Plan		—	—	—	3.7
SG&A	$628.8	$—	$—	$10.0	$6.7	$612.1

Operating income	$277.4	$—	$—	$(10.2)	$(6.7)	$294.3

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Six Months Ended December 30, 2017 and December 31, 2016
(in millions)
(unaudited)

	December 30, 3017
	GAAP	Coach	Kate Spade(1)	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		—	(105.4)	(1.4)	—
Gross profit	$1,941.8	$—	$(105.4)	$(1.4)	$—	$2,048.6

SG&A
Integration & Acquisition		—	97.5	1.8	42.8
Operational Efficiency Plan		—	—	—	6.6
SG&A	$1,617.2	$—	$97.5	$1.8	$49.4	$1,468.5

Operating income	$324.6	$—	$(202.9)	$(3.2)	$(49.4)	$580.1

	December 31, 2016
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		—	—	(0.6)	—
Gross profit	$1,620.9	$—	$—	$(0.6)	$—	$1,621.5

SG&A
Integration & Acquisition		—	—	11.0	5.4
Operational Efficiency Plan		—	—	—	10.8
SG&A	$1,177.6	$—	$—	$11.0	$16.2	$1,150.4

Operating income	$443.3	$—	$—	$(11.6)	$(16.2)	$471.1

(1) On July 11, 2017, the Company completed its acquisition of Kate Spade. The operating results of the Kate Spade brand have been consolidated in the Company's operating results commencing on July 11, 2017.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Operational Efficiency Plan, Integration & Acquisition-Related Costs and the impact of Tax Legislation for Tapestry, Inc. and separately by segment.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and the Coach brand have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior period’s monthly average currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 30, 2018 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
Segment Information
For the Quarters and Six Months Ended December 30, 2017 and December 31, 2016
(in millions)
(unaudited)

	Coach	Kate Spade(1)	Stuart Weitzman	Corporate	Total
Three Months Ended December 30, 2017

Net sales	$1,229.6	$434.7	$120.7	$—	$1,785.0
Gross profit	846.0	258.0	73.4	—	1,177.4
Operating income (loss)	361.2	45.3	21.3	(81.4)	346.4
Income (loss) before provision for income taxes	361.2	45.3	21.3	(103.6)	324.2

Three Months Ended December 31, 2016

Net sales	$1,203.4	$—	$118.3	$—	$1,321.7
Gross profit	830.2	—	76.0	—	906.2
Operating income (loss)	338.7	—	12.0	(73.3)	277.4
Income (loss) before provision for income taxes	338.7	—	12.0	(78.4)	272.3

Six Months Ended December 30, 2017

Net sales	$2,153.3	$703.5	$217.1	$—	$3,073.9
Gross profit	1,478.1	334.3	129.4	—	1,941.8
Operating income (loss)	559.5	(89.6)	29.7	(175.0)	324.6
Income (loss) before provision for income taxes	559.5	(89.6)	29.7	(217.7)	281.9

Six Months Ended December 31, 2016

Net sales	$2,153.5	$—	$205.8	$—	$2,359.3
Gross profit	1,493.8	—	127.1	—	1,620.9
Operating income (loss)	571.0	—	15.9	(143.6)	443.3
Income (loss) before provision for income taxes	571.0	—	15.9	(154.4)	432.5

(1) On July 11, 2017, the Company completed its acquisition of Kate Spade. The operating results of the Kate Spade brand have been consolidated in the Company's operating results commencing on July 11, 2017.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 30, 2017, July 1, 2017 and December 31, 2016
(in millions)

	(unaudited)	(audited)	(unaudited)
	December 30, 2017	July 1, 2017	December 31, 2016
ASSETS

Cash, cash equivalents and short-term investments	$2,091.8	$3,083.6	$1,835.9
Receivables	347.8	268.0	269.6
Inventories	666.2	469.7	464.9
Other current assets	176.5	132.0	195.3

Total current assets	3,282.3	3,953.3	2,765.7

Property and equipment, net	877.0	691.4	641.2
Other noncurrent assets	3,321.9	1,186.9	1,271.8

Total assets	$7,481.2	$5,831.6	$4,678.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$234.8	$194.6	$152.5
Accrued liabilities	696.0	559.2	562.7
Current debt	800.6	—	—

Total current liabilities	1,731.4	753.8	715.2

Long-term debt	1,887.5	1,579.5	591.6
Other liabilities	912.9	496.4	560.8

Stockholders' equity	2,949.4	3,001.9	2,811.1

Total liabilities and stockholders' equity	$7,481.2	$5,831.6	$4,678.7

TAPESTRY, INC.
Store Count
At September 30, 2017 and December 30, 2017
(unaudited)

	As of			As of
Directly-Operated Store Count:	September 30, 2017	Openings	(Closures)	December 30, 2017

Coach
North America	417	3	(4)	416
International	543	13	(5)	551

Kate Spade
North America	183	7	(1)	189
International	93	2	—	95

Stuart Weitzman
North America	69	1	—	70
International	12	1	—	13

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations